Exhibit 99.2

ON2 TECHNOLOGIES ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER OF 2007 AND FIRST QUARTER OF 2008

•	Revenue increased 189% in fourth quarter of 2007 to $6.1 million, and increased 101% to $13.2 million for the full year

•	Revenue in the first quarter of 2008 increased 58% to $4.5 million

Tarrytown, NY, July 2, 2008 - On2 Technologies, Inc. (AMEX: ONT), a leader in video compression solutions, today announced that it has filed its Annual Report on Form 10-K for the fiscal year ending December 31, 2007, including a previously disclosed restatement of prior period results. In addition, the company has filed its Quarterly Report on Form 10-Q for the first quarter of fiscal 2008, ending March 31, 2008.

The 2007 10-K includes restated results for the second and third quarters of 2007, as previously disclosed. The effect of the restatement is a decrease in second and third quarter revenue of $185,000, and $631,000, respectively, and an increase in operating expenses of $383,000 in the third quarter of 2007, for a decrease in net income in the second and third quarter of 2007 of $185,000 and $1,014,000, respectively.

For the full year, 2007, revenue was $13.2 million, an increase of 101% from 2006. For the first quarter of 2008, revenue was $4.5 million, up 58% year-over-year. These figures include the impact of On2’s Hantro acquisition, which was completed on November 1, 2007.

Matt Frost, Chief Operating Officer and interim Chief Executive Officer of On2 Technologies said, “We are pleased to have completed our financial review for 2007, and to have filed our 2007 Form 10-K and first quarter 10-Q with the SEC, bringing our filings up to date. Our review of 2007 accounts and resulting restatement of the second and third quarters of 2007 was a significant undertaking that delayed our quarterly filings in Q1. We nevertheless remained focused on our business during this process. That same focus, and the impact of our Hantro acquisition, resulted in significant year-over-year revenue growth in both the fourth quarter of 2007 and the first quarter of 2008. Our Hantro integration has gone smoothly and is making a meaningful contribution to revenue. In Q4 and in Q1 we introduced several new products and released enhanced versions of existing products. Coupled with our acquisition of Hantro, these product releases have helped On2 increase the size of its customer base. Further, our broadened product line continues to open doors to new potential customers, and we are experiencing the benefit of that in our current customer pipeline.”

Fourth Quarter 2007 Results
Revenue in the fourth quarter of 2007 was $6.1 million, a 189% increase from the fourth quarter of 2006. The year-over-year revenue increase in Q4 was largely a result of the Hantro acquisition, which closed on November 1, 2007. Net loss in the fourth quarter of 2007 was $1.8 million, or $0.01 per share, compared with a net loss of $1.6 million, or $0.02 per share, in the fourth quarter of 2006.
For the year ended December 31, 2007, revenue was $13.2 million, a 101% increase from the prior year. Revenue increased due to growth in license and royalty revenue as well as from the Hantro acquisition. Net loss for the year ending December 31, 2007 was $7.0 million or $0.06 per share, compared to a net loss of $5.2 million, or $0.05 per share, in the prior year.

As previously disclosed, during the preparation of On2’s annual 2007 financial statements, management uncovered evidence that certain documentation provided to the company relating to two sales accounts for which revenue had been recognized in the third quarter of 2007 had been falsified. That discovery gave rise to a review by the Audit Committee of the Board of Directors of certain transactions entered into in 2007 and the recognition of revenue that was previously recognized in our quarterly filings for the quarters for the quarters ended June 30, 2007 and September 30, 2007. As a result of that review and management’s review of other accounts, the company determined that its recognition of revenue arising from sales to four customers in 2007 did not comply with applicable accounting principles, resulting in a combined revenue adjustment of $816,000 for the first nine months of 2007. Additionally, the company determined that, in connection with a fifth account, the company should have established a reserve for bad debts in the amount of $383,000 during the third quarter of 2007. The corrections to our financial statements for the second and third quarters of 2007 increased our net loss by $185,000 and $1,014,000 respectively for those periods. The impact of these adjustments is reflected in the full year results for 2007 presented in this release.

First Quarter 2008 Results
For the first quarter of 2008, On2 reported revenue of $4.5 million, an increase of 58% from the first quarter of 2007. Revenue increased in the first quarter largely due to increased license and royalty revenue, as well as the Hantro acquisition. Net loss in the first quarter of 2008 was $4.7 million, or ($0.03) per share, compared to a net loss of $775,000 or ($0.01) in the first quarter of 2007.

Recent Business Highlights
•
Royalties represented 11% of revenue in Q4 of 2007 and 15% for the full year 2007, compared to 12% and 9%, respectively for the same periods in 2006. Royalties represented 21% of revenue in the first quarter of 2008, compared to 14% in the first quarter of 2007.

•
In 2007, revenues, excluding online sales, came from over four hundred transactions, 25 of which were valued at over $50,000, including several key customers in the use of online video such as Move Networks.

•
In the first quarter of 2008 we had over 100 customers, excluding online sales, and we recognized revenues from 10 significant transactions sized at over $50,000, and announced agreements with customers such as Infineon, who plans to integrate On2 encoder and decoder RTL designs to chipsets targeting high-volume mobile handsets, and MediaTek, who will provide On2 codecs along with its baseband chipsets to mobile handset manufacturers.

•
During 2007, On2’s product suite continued to evolve, starting with the introduction of support for 3GPP output for mobile devices in the Flix® Engine, and including the addition of our TrueCore™ multi-core processing technology, and support for VP6-S for HD, and H.264 for Adobe® Flash® Player compatible video, all within the Flix Engine software development kit, and the introduction of Flix Publisher Live. In the first quarter of 2008, we announced support for Apple iPhone and iPod compatible video in the Flix Engine, and introduced Flix Publisher for Mac. We also released the Hantro 8190 multi-format configurable hardware RTL video decoder, supporting Adobe Flash and resolutions up to 1080p, as well as the Hantro 9100 software multi-decoder, optimized for ARM9 and ARM11 processors. Both of these products (8190 and 9100) showed successful integration of On2 and Hantro product lines and technologies.

•	Entered a multi-year agreement with Sun Microsystems to add video capabilities to Sun’s JavaFX family of products.

Conference Call
Management will hold a conference call to discuss its results for the fourth quarter of 2007 and first quarter of 2008 at 8:00am ET on July 3, 2008.

To access the live webcast, visit http://www.vcall.com/IC/CEPage.asp?ID=131719

The webcast replay will be available until July 3, 2009.

If you prefer to dial-in to the call, the information is as follows:

Live Call:	(877) 407-9210, domestic
(201) 689-8049, international
Replay:	(877) 660-6853
(201) 612-7415

Replay Passcodes:	Account #: 286
Conference ID #: 290378

About On2
On2 creates advanced video compression technologies for desktop and wireless. Powering the video in many of today’s leading web and mobile applications and devices, On2's customers include: Nokia, Infineon, MediaTek, Sony, Facebook, Brightcove, Move Networks, Adobe and Skype. On2 Technologies is headquartered in Tarrytown, NY USA. For more information please visit www.on2.com.

All trademarks mentioned in this document are the property of their respective owners.

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute 'forward-looking statements' within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward-looking statements that could cause actual results to differ materially, include, among others, longer than expected delays in On2’s completion of its financial statements and Annual Report on Form 10-K, which could result in longer than expected delays in the filing of the Company’s Annual Report on Form 10-K, changes in On2’s results of operations which could result in changes to Safeguard’s consolidated results of operations for 2007 as compared to 2006, and certain other factors described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

--- ends ---

Investor Contact:
Garo Toomajanian
ICR, Inc.
invest@on2.com
phone: + 518 348 0099 x3

On2 Technologies, Inc.
Condensed Consolidated Balance Sheets

	December 31,
ASSETS	2007	2006

Current assets:
Cash and cash equivalents	$9,573,000	$4,961,000
Short-term investments	5,521,000	154,000
Accounts receivable, net	7,513,000	1,335,000
Prepaid expenses and other current assets	1,492,000	231,000

Total current assets	24,099,000	6,681,000

Intangible assets, net	54,500,000	819,000
Property and equipment, net	751,000	157,000
Other assets	175,000	230,000

Total assets	$79,525,000	$7,887,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$6,253,000	$648,000
Deferred revenue	1,887,000	708,000
Short-term borrowings	2,198,000	33,000
Current portion of long-term debt	491,000
Capital lease obligation	24,000	24,000

Total current liabilities	10,853,000	1,413,000

Capital lease obligation, excluding current portion	18,000	29,000
Long-term debt	3,082,000
Warrant derivative liability		2,329,000

Total liabilities	13,953,000	3,771,000

Series D Preferred Stock		3,083,000

Stockholders’ equity	65,572,000	1,033,000

Total liabilities and stockholders’ equity	$79,525,000	$7,887,000

On2 Technologies, Inc.
Condensed Consolidated Balance Sheets

ASSETS	March 31, 2008	December 31, 2007
	(unaudited)
Current assets:
Cash and cash equivalents	$2,684,000	$9,573,000
Short-term investments	10,130,000	5,521,000
Accounts receivable	5,173,000	7,513,000
Prepaid expenses and other current assets	1,726,000	1,492,000

Total current assets	19,713,000	24,099,000

Acquired software, net	10,456,000	10,333,000
Other acquired intangibles, net	7,454,000	7,144,000
Goodwill	39,697,000	37,023,000
Property and equipment, net	807,000	751,000
Other assets	168,000	175,000

Total assets	$78,295,000	$79,525,000

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,315,000	$1,433,000
Accrued expenses	4,780,000	4,820,000
Deferred revenue	3,498,000	1,887,000
Short-term borrowings	185,000	2,198,000
Current portion of long-term debt	392,000	491,000
Capital lease obligation	25,000	24,000

Total current liabilities	10,195,000	10,853,000

Capital lease obligation, excluding current portion	12,000	18,000
Long-term debt	3,306,000	3,082,000
Total liabilities	13,513,000	13,953,000

Commitments and contingencies

Stockholders’ equity:
Common stock	1,705,000	1,705,000
Additional paid-in capital	194,922,000	194,453,000
Accumulated other comprehensive loss	4,386,000	907,000
Accumulated deficit	(136,231,000)	(131,493,000)

Total stockholders' equity	64,782,000	65,572,000

Total liabilities and stockholders’ equity	$78,295,000	$79,525,000